UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 29, 2012

Electro Rent Corporation

(Exact Name of Registrant as Specified in Charter)

California	0-9061	95-2412961
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		No.)

6060 Sepulveda Boulevard, Van Nuys, CA	91411-2501
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 787-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On November 29, 2012, Electro Rent Corporation (“Electro Rent”) entered into a sixth amendment to commercial credit agreement (“Credit Agreement Amendment”) with Union Bank, N.A. (“Union Bank”). The Credit Agreement Amendment amends the commercial credit agreement between Electro Rent and Union Bank dated September 29, 2008 (the “Commercial Credit Agreement”), pursuant to which Union Bank provides a revolving line of credit to Electro Rent.

The Credit Agreement Amendment amends the Commercial Credit Agreement by:

•	increasing the permitted maximum aggregate outstanding principal amount under the Commercial Credit Agreement from $25,000,000 to $50,000,000;

•	extending the term and maturity date of the Commercial Credit Agreement from October 1, 2015 to November 30, 2015;

•	deleting the quick ratio financial covenant;

•	amending the amounts and payment dates of the annual commitment fees such that Electro Rent agrees to pay (i) a $25,000 commitment fee on November 30, 2012, (ii) a $50,000 commitment fee on November 20, 2013 and (iii) a $50,000 commitment fee on November 30, 2014;

•	amending the minimum tangible net worth financial covenant in the Commercial Credit Agreement such that Electro Rent covenants that our tangible net worth will not be less than (i) $195 million at the close of the fiscal quarter ending August 31, 2012, (ii) as of the close of the fiscal quarter (and fiscal year) ending May 31, 2013, an amount equal to the sum of (x) $195 million plus (y) twenty-five percent (25%) of our consolidated net profit after taxes for such previous fiscal year plus (z) one hundred percent (100%) of any net equity proceeds we raised after November 30 of such fiscal year and (iii) as of the close of each fiscal quarter ending during each fiscal year thereafter, an amount equal to the sum of (x) the minimum tangible net worth required with respect to the prior fiscal year plus (y) twenty-five percent (25%) of our consolidated net profit after taxes for such previous fiscal year plus (z) one hundred percent (100%) of any net equity proceeds we raised during such fiscal year; and

•	replacing the positive net earnings financial covenant with an EBITDA financial covenant such that Electro Rent covenants that Electro Rent will achieve EBITDA of not less than $70 million to be measured as of the close of each fiscal quarter for the twelve month fiscal period immediately preceding the date of the calculation. For purposes of this financial covenant, EBITDA means (a) the consolidated net profits after taxes of Electro Rent and its subsidiaries for each fiscal quarter, plus (b) interest expense of Electro Rent and its subsidiaries for such fiscal quarter, plus (c) the aggregate amount of federal and state tax expense of Electro Rent and its subsidiaries for such fiscal quarter, plus (d) depreciation, amortization and all other non-cash expenses of Electro Rent and its subsidiaries for such fiscal quarter.

Electro Rent currently does not have any loan balance under the Commercial Credit Agreement, as amended. Electro Rent plans to borrow approximately $25 million under the Commercial Credit Agreement shortly prior to the payment of the dividends discussed below under Item 8.01 to partially fund the dividends, which will cost approximately $29 million. The balance of the cost of the dividends will be paid from cash on hand.

The Credit Agreement Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, above, is incorporated herein by reference as if fully set forth herein.

Item 8.01.	Other Events.

On November 29, 2012, Electro issued a press release announcing that Electro Rent’s Board of Directors has declared a regular quarterly cash dividend of $0.20 per common share and a special dividend of $1.00 per common share. Both dividends will be paid on December 21, 2012 to the Company’s shareholders of record as of December 10, 2012.

A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

10.1	Sixth Amendment to Commercial Credit Agreement dated November 29, 2012.
99.1	Press Release dated November 29, 2012.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Electro Rent Corporation

Date: November 29, 2012	By:	/s/ Daniel Greenberg
Daniel Greenberg
Chief Executive Officer

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